Exhibit 99.1

Matrix Oil Management Corporation
and Affiliates
Consolidated Financial Report
December 31, 2017

Independent Auditor’s Report

The Stockholders
Matrix Oil Management Corporation
Santa Barbara, California
We have audited the accompanying consolidated financial statements of Matrix Oil Management Corporation and Affiliates (the Company) which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Matrix Oil Management Corporation and Affiliates as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

WEAVER AND TIDWELL, L.L.P.
Dallas, Texas
April 27, 2018
AN INDEPENDENT MEMBER OF BAKER TILLY INTERNATIONAL	WEAVER AND TIDWELL, L.L.P. CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS	12221 MERIT DRIVE, SUITE 1400, DALLAS TX 75251 P: 972.490.1970 F: 972.702.8321

Matrix Oil Management Corporation and Affiliates
Consolidated Balance Sheets
December 31, 2017 and 2016
	2017	2016
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$935,170	$2,116,011
Accounts receivable
Oil and gas sales	889,887	484,398
Joint interest billings	2,296,318	772,756
Other	7,958	484,361
Prepaid expenses	120,707	81,548
Inventory	76,421	59,120

Total current assets	4,326,461	3,998,194

PROPERTY AND EQUIPMENT
(successful efforts method)
Proved	29,670,020	27,989,260
Unproved properties	2,352,526	2,673,669
Accumulated depreciation, depletion, and amortization	(8,990,671)	(8,307,018)

Total properly and equipment, net	23,031,875	22,355,911

OTHER ASSETS
Land	678,168	678,168
Furniture and fixtures, net	38,442	58,199
Long term receivable	-	38,207

Total other assets	716,610	774,574

TOTAL ASSETS	$28,074,946	$27,128,679

The Notes to Consolidated Financial Statements
are an integral part of these statements.

Matrix Oil Management Corporation and Affiliates
Consolidated Balance Sheets (Continued)
December 31, 2017 and 2016

	2017	2016
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Trade payable	$5,095,020	$2,030,809
Royalties payable	2,080,544	1,632,285
Accrued liabilities	577,584	326,813
Secured term debt, net	11,504,736	-
Commodity derivatives	244,543	314,178

Total current liabilities	19,502,427	4,304,085

LONG-TERM LIABILITIES
Secured term debt, net	-	10,765,644
Accrued liabilities – long term	1,478,385	1,316,057
Accrued unpaid guaranteed payments	1,464,960	764,980
Commodity derivatives	112,102	82,536
Asset retirement obligation	1,412,694	1,288,867

Total long-term liabilities and debt	4,468,141	14,218,084

Total liabilities	23,970,568	18,522,169

STOCKHOLDERS’ EQUITY
Common stock - $1 par value, 500,000 shares authorized, 5.000 shares issued and outstanding	5,000	5,000
Class B equity	20,124,000	20,124,000
Retained deficit	(5,016,446)	(1,276,763)
Noncontrolling interest – subsidiaries	(12,303,442)	(10,552,063)
Noncontrolling interest – affiliates	1,295,266	306,336

Total stockholders’ equity	4,104,378	8,606,510

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$28,074,946	$27,128,679

The Notes to Consolidated Financial Statements
are an integral part of these statements.

Matrix Oil Management Corporation and Affiliates
Consolidated Statements of Operations
Years Ended December 31, 2017 and 2016
	2017	2016
OPERATING REVENUES
Oil and gas sales, net	$4,896,861	$3,552,488

OPERATING EXPENSES
Oil and gas production costs	2,247,683	2,344,094
Depreciation, depletion and amortization	703,407	910,884
Impairment of oil and gas properties	872,777	-
Exploratory expense	-	89,080
Accretion of asset retirement obligation	123,715	71,093
General and administrative expenses	2,246,466	2,009,151

Total operating expenses	6,194,048	5,424,302

Loss from operations	(1,297,187)	(1,871,814)

OTHER INCOME (EXPENSE)
Interest income	2,177	1,356
Interest expense	(2,626,355)	(2,652,493)
Gain (loss) on sale of oil and gas properties	61,248	(89,015)
Gain (loss) on derivative instruments	40,069	(499,364)
Other income gain (loss)	(55,063)	54,359

Total other income (expense)	(2,577,924)	(3,185,157)

LOSS BEFORE TAXES	(3,875,111)	(5,056,971)

STATE INCOME TAX EXPENSE	4,000	4,000

NET LOSS	(3,879,111)	(5,060,971)

LOSS NET LOSS ATTRIBUTE TO NONCONTROLLING INTEREST	(762,449)	(4,920,824)

NET LOSS ATTRIBUTABLE TO MATRIX OIL MANAGEMENT CORPORATION	$(3,116,662)	$(140,147)

The Notes to Consolidated Financial Statements
are an integral part of these statements.

Matrix Oil Management Corporation and Affiliates
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2017 and 2016
	Common Stock	Class B Equity	Retained Deficit	Noncontrolling Interest – Subsidiaries	Noncontrolling Interest – Affiliates	Total

BALANCES
December 31, 2015	5,000	-	(1,136,616)	(6,314,436)	989,533	(6,456,519)

Contributions	-	20,124,000	-	-	-	20,124,000

Net loss	-	-	(140,147)	(4,237,627)	(683,197)	(5,060,971)

BALANCES,
December 31, 2016	$5,000	$20,124,000	$(1,276,763)	$(10,552,063)	$306,336	$8,606,510

Contributions	-	-	-	-	-	-

Declared Dividends	-	-	(623,021)	-	-	(623,021)

Net loss	-	-	(3,116,662)	(1,751,379)	988,930	(3,879,111)

BALANCES
December 31, 2017	$5,000	$20,124,000	$(5,016,446)	$(12,303,442)	$1,295,266	$4,104,378

The Notes to Consolidated Financial Statements
are an integral part of these statements.

Matrix Oil Management Corporation and Affiliates
Consolidated Statements of Cash Flows
Years Ended December 31, 2017 and 2016
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,879,111)	$(5,060,971)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation, depletion and amortization	703,407	910,884
Impairment of oil and gas properties	872,777	-
Exploratory expense	-	89,080
Accretion expense	123,715	71,093
Amortization of debt issue costs	1,293,332	403,375
Unrealized gain (loss) on derivative instruments	(40,069)	499,364
ARO revision	5,603	(118,542)
Change in operating assets and liabilities
Accounts receivable	70,914	(680,014)
Joint interest receivable	(1,523,562)	(12,416)
Deposits	-	127,030
Inventory	(17,301)	(59,120)
Prepaid expenses	(39,159)	(16,646)
Other assets	38,207	64,532
Accounts payable	1,479,227	1,297,211
Royalties payable	448,259	1,135,524
Accrued liabilities	86,083	(971,326)
Accrued liabilities – long term	862,308	2,081,037
ARO settlement	(212,171)	(14,518)

Net cash provided by (used in) operating activities	272,459	(254,423)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of oil and gas properties	-	(10,101,425)
Capital expenditures – drilling and development	(85,856)	(243,214)
Capital expenditures – lease and well equipment	(354,871)	(382,429)
Capital expenditures – furniture and fixtures	-	(20,289)

Net cash used in investing activities	(440,727)	(10,747,357)

CASH FLOW FROM FINANCING ACTIVITIES
Payment of line of secured debt	(549,820)	(740,544)
Proceeds from secured debt	-	12,371,134
Proceeds from subordinated notes payable	-	3,274,000
Declared dividends paid	(458,334)	-
Declared Dividends	-	-
Capitalized loan costs	(4,420)	(1,963,765)

Net cash provided by (used in) financing activities	(1,012,573)	12,940,825

Net Increase (decrease) in cash and cash equivalents	(1,180,841)	1,939,045

CASH AND CASH EQUIVALENTS, beginning of year	2,116,011	176,966

CASH AND CASH EQUIVALENTS, end of year	$935,170	$2,116,011

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash interest paid	$1,342,466	$1,278,818

Addition to provided properties for increase in asset retirement obligation liability	$206,680	$867,899

Additions to property and equipment included in accounts payable and accrued liabilities	$1,584,984	$-

Declared dividend but unpaid	$164,688	$-

Equity contributions assumed from subordinated notes payable	$-	$20,124,000

The Notes to Consolidated Financial Statements
are an integral part of these statements.

Note 1. Organization and Nature of Operations
Nature of Operations
The consolidated financial statements included herein are comprised of the individual financial statements of Matrix Oil Management Corporation. formally known as Matrix Partnership Management Corp (a California corporation), Matrix Investments, LP (a California limited partnership), Matrix Las Cienegas, LP (a California limited partnership), Matrix Permian Investments, LP (a Texas limited partnership), Matrix Oil Corporation (a California S Corporation), Matrix Pipeline, LP (a California limited partnership), (collectively, the Company) and Matrix Royalty, LP (a Texas limited partnership). The Company is comprised of energy companies involved in the acquisition, development, and production of oil and gas properties. Since operations began, the Company has experienced growth through the acquisition of oil and gas properties and the exploitation of these properties primarily in the Los Angeles and San Joaquin Basin areas of Southern California, the Permian Basin of West Texas, Rio Blanco, Colorado, and Williams and McKenzie Counties, North Dakota.
Matrix Oil Management Corporation (MOM) is a California C Corporation. In 2010, management changed its financial reporting structure to have MOM report as the parent company for purposes of consolidated financial reporting due to its control over its subsidiaries and being the primary beneficiary of the consolidated affiliates. MOM has a contract to manage, as the general partner, all oil field interests. MOM serves as the 1.00% general partner for Matrix Investments. LP, 1.00% general partner for Matrix Permian Investments, LP, 1.01% general partner for Matrix Las Cienegas, LP and 12.25% general partner for Matrix Royalty, LP. MOM acquired the 50% working interest in Sansinena and East LA fields from Matrix Investments LP effective December 30, 2016.
Matrix Las Cienegas, LP, a California Limited Partnership, currently holds title to a 1.77% working interest in the Las Cienegas Field in Southern California, title to a 5% through 10% working interest in the West Whittier Oil Field, and a 5% working interest in the Jameson North Field in Mitchell/Nolan County, Texas. During 2012, Matrix Las Cienegas, LP transferred its 5% working interest in the Jameson North Field in Mitchell/Nolan County, Texas to Matrix Permian Investments, LP.
Matrix Investments, LP, a California Limited Partnership, currently holds title to a 10% working interest in the Bellevue Field, 30% working interest in the Whittier Main Lease, 30% working interest in the Sempra lease, 17% working interest in the Strand Field and 5% working interest in the S-24 through S-30 wells on the West Whittier Oil Field. The partnership was formed to place future equity capital to be used for corporate growth goals.
Matrix Permian Investments, LP, a Texas Limited Partnership, currently holds title to a 69% working interest in Rowena Field, 25% working interest in Yucca Butte, 44% in the Boyd, interests ranging from 5.5% to 7% in Bakken field in North Dakota (sold in 2015 as further described at Note 3), 46.8% in Meeker prospect in Colorado, and a 19% working interest in the JMM Arledge Field.
During 2012, Matrix Las Cienegas, LP transferred its 5% working interest in the Jameson North Field in Mitchell/Nolan County, Texas to Matrix Permian Investments, LP.
Matrix Oil Corporation, a California S Corporation, was organized on June 15, 2000 and functions as an operating company; operates the properties for, and serves as the 1.89% general partner to Matrix Pipeline, LP, and a California Limited Partnership. Matrix Oil Corporation has three stockholders who also serve as the Board of Directors.
Matrix Pipeline, LP, a California Limited Partnership, holds title to an undivided 100% interest in the pipeline located at Whittier Oil Field. The pipeline, a 1.5-mile intra-property line, transports only oil, gas, and water produced from Matrix wells at Whittier and does not carry third party fluid. The partnership, consisting of 1.89% General Partner Matrix Oil and 98.11% Limited Partner Matrix Las Cienegas, LP, was formed to hold all future pipeline assets and receive any revenue from transportation fees assessed for the selling and transport of oil and gas.
Matrix Royalty, LP, a Texas Limited Partnership, currently holds various royalty interests the Company has acquired.

Liquidity
The Company closed on a term loan with a third-party in June 2016 as disclosed in Note 7 to the consolidated financial statements. Proceeds were used to purchase 50% of the Sansinena and East Los Angeles oil and gas properties, payoff the existing Credit Agreement, payment of legal and other loan costs, and other working capital needs of the Company.
For the year ended December 31, 2017, the Company recorded a loss from operations of $1,297,187 and had a working capital deficit of ($15,175,965.) In addition, the Company was projecting to breach the working capital covenant of its Term Loan Agreement with its senior lender. A breach of its loan covenant may cause the lender, among various alternatives, to demand the sale of the Company’s oil and gas assets as a possible remedy for the event of default.
Management’s plan to alleviate this matter include the previously announced merger with Royale Energy, Inc. (“Royale”) as discussed in Note 10, Subsequent Events, and through the merger reduce overhead and secure replacement financing for the Company’s current senior facility. Royale has publicly traded common stock traded under the symbol “ROYL” on the OTC QB Market.
At the time of this report, the merger has taken place, see Note 10, Subsequent Events. On April 13, 2018, Royale completed the second part of the previously announced Subscription and Contribution Agreement, See Note 10, Subsequent Events. These steps as outlined above and discussed further in Note 10, Subsequent Events, alleviate the liquidity issue described above.
Note 2. Summary of Significant Accounting Policies
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of Matrix Oil Management Corporation and its subsidiaries: Matrix Las Cienegas, LP (LCC) and Matrix Investments, LP (MIN), Matrix Permian Investments, LP (MPM) and Matrix Royalty, LP (MRL) (collectively, the Subsidiaries). The accompanying consolidated financial statements include the accounts of MOM and its affiliates: Matrix Oil Corporation (MAT) and Matrix Pipeline, LP (MPP) (collectively, the Affiliates). All entities comprising the consolidated financial statements of the Company have fiscal years ending December 31st.
The accompanying consolidated financial statements include the accounts of the Subsidiaries, as MOM is the general partner and exercises control over the Subsidiaries. The accompanying consolidated financial statements include the accounts of the Affiliates, which were determined to be variable interest entities (VIEs) as described in Note 6. The Affiliates are VIEs as defined by Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 810, Consolidations, due to receiving substantially all financial support from certain debt held by and between the Company and collateralized by the assets of the Company and the Affiliates.
All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.
The Company’s consolidated financial statements are prepared on a going concern basis in accordance with generally accepted accounting principles in the United States of America, which contemplates the realization of assets and discharge of liabilities and commitments in the normal course of business.
Non-controlling Interests
Non-controlling interest represents the equity interest in the consolidated Subsidiaries and Affiliates which is not owned by the Company.

On January 1, 2010, the Company adopted certain provisions concerning the accounting and reporting for non-controlling interests included within FASB ASC Topic 810, Consolidations. Specifically, these provisions establish accounting and reporting standards that require (i) the ownership interest in consolidated entities held by parties other than the consolidating entity to be clearly identified, labeled, and presented in the consolidated balance sheets within equity, but separate from the consolidating entity’s equity; and (ii) the equity amount of consolidated net income attributable to the consolidating entity and to the non-controlling interests to be clearly identified and presented on the face of the consolidated statements of income.
Net income (loss) is now determined without deducting amounts attributable to non-controlling interest. In the accompanying consolidated statements of operations, the non-controlling interest in the net income (loss) of the consolidated affiliates is shown as an allocation of net income (loss) and is presented separately as “net income (loss) attributable to non-controlling interest.” In the accompanying consolidated balance sheets, “non-controlling interest” represents the ownership interest in the consolidated affiliates’ equity held by parties other than the Company.
Commodity Derivative Financial Instruments
From time to time, the Company utilizes derivative financial instruments, consisting of puts and swaps, in order to manage exposure to changes in oil commodity prices. These derivative contracts require financial settlements with counterparties based on comparison of various market prices for oil and either floor or swap benchmark prices. The notional amounts of these derivative contracts are economically based on a percentage of estimated production from proved reserves.
The Company accounts for derivative contracts in accordance with FASB ASC Topic 815, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Currently, the Company has elected not to designate any derivative contracts as accounting hedges under the provisions of FASB ASC Topic 815.
As such, all derivative contracts are carried at fair value on the balance sheet and are marked-to-market at the end of each period with a related adjustment to earnings. Unrealized gains or losses are recorded as gain (loss) on derivatives in unrealized gain (loss) on derivative instruments in the consolidated statements of operations. Realized gain or losses are recorded net in oil and gas sales in the consolidated statements of operations. See further disclosure regarding commodity derivatives at Note 5.
Use of Estimates and Certain Significant Estimates
The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Depletion of oil and gas properties is determined using estimates of proved oil and gas reserves. There are numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. Similarly, evaluations for impairment of proved and unproved oil and gas properties are subject to numerous uncertainties including, among others, estimates of future recoverable reserves and commodity price outlooks. Other significant estimates include asset retirement obligations and depreciation of other property and equipment.

Oil and Gas Properties
The Company uses the successful efforts method of accounting for its oil and gas exploration and production activities. Costs incurred by the Company related to the acquisition of oil and gas properties and the cost of drilling development wells and successful exploratory wells are capitalized, while the costs of unsuccessful exploratory wells are expensed when determined to be unsuccessful.
Costs incurred to maintain wells and related equipment, lease and well operating costs and other exploration costs are charged to expense as incurred. Gains and losses arising from sales of properties are generally included as income or loss.
Capitalized acquisitions costs attributable to proved oil and gas properties are depleted by field, using the unit-of-production method based on proved reserves. Capitalized exploration well costs and developments costs, including asset retirement obligations, are amortized similarly by field, based on proved developed reserves.
Depreciation, depletion and amortization expense for oil and gas producing property and related equipment was $703,407 and $910,884 for the years ended December 31, 2017 and 2016, respectively. The Company has capitalized costs related to proved oil and gas properties of $29,670,020 and $27,989,260 as of December 31, 2017 and 2016, respectively.
Capitalized costs are evaluated for impairment in accordance with Accounting Standards Codification Topic 360 (ASC Topic 360), Accounting f or the Impairment or Disposal of Long Lived Assets, whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. To determine if a depletable unit is impaired, the Company compared the carrying value of the depletable unit to the undiscounted future net cash flow estimates over the economic life of the property. Future net cash flows are based upon reservoir engineers’ estimates of proved reserves. For a property determined to be impaired, an impairment loss equal to the difference between the carrying value and the estimated fair value of the impaired property will be recognized.
Fair value, on a depletable unit basis, is estimated to be the present value of the aforementioned expected future net cash flows. The fair values of proved properties are measured using valuation techniques consistent with the income approach, converting future cash flows to a single discounted amount. Significant inputs used to determine the fair values of proved properties include estimates of: (i) reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a market-based weighted average cost of capital rate. The underlying commodity prices embedded in the Company’s estimated cash flows are the product of a process that begins with applicable forward curve pricing, adjusted for estimated location and quality differentials, as well as other factors that Company management believes will impact realizable prices. Unproved properties are assessed periodically to determine whether they have been impaired. An impairment charge is recorded on an unproved property when management determines the property will not be developed. Each component of an impairment calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future net cash flows and fair value. The Company recorded an impairment of proved oil and gas properties of $872,777 for the year ended December 31, 2017. No impairment was incurred for the year ended December 31, 2016.
During 2016, the Company elected to abandon any future plans to further explore or develop the Spitzer and Pumphrey Prospects and the Boyd #90 lease due to the related leases being determined to be uneconomical or non-productive. The Company recorded exploratory expense of oil and gas properties of $89,080 for the year ended December 31, 2016.
Unproved oil and gas leases are generally for a primary term of three to five years. In most cases, the term of the unproved leases can be extended by paying delay rentals, meeting contractual drilling obligations or by producing reserves on the leases. As properties are evaluated through exploration, they will be included in the amortization base. Costs of unproved properties at December 31, 2017 and 2016 primarily represent undeveloped leasehold costs, intangible drilling costs and lease and well equipment related to wells in progress. The prospects and their related costs are evaluated individually. The Company had $2,352,526 and $2,673,669 of unproved oil and gas properties at December 31, 2017 and 2016, respectively.

Other Property and Equipment
Other property and equipment are carried at cost and consist of computer software and office equipment. Depreciation is provided for using the straight-line method over three to seven years based on the estimated useful life of the assets. Depreciation expense for other property and equipment totaled $19,756 and $19,756 for the years ended December 31, 2017 and 2016, respectively. Repairs and maintenance are charged to expense as incurred.
Asset Retirement Obligation
The Company accounts for the asset retirement obligations in accordance with FASB ASC Topic 410, Asset Retirement and Environmental Obligations. The FASB Codification requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred.
A liability is incurred when a well is drilled and completed. The liability amounts are based on future retirement cost estimates and incorporate many assumptions, such as expected economic recoveries of oil and gas, time to abandonment, future inflation rates and the adjusted risk-free rate of interest.
The retirement obligation is recorded at its estimated present value at the obligation’s inception with an offsetting increase to proved properties on the consolidated balance sheet. Accretion of the discount of the estimated liability is recorded as an expense over the life of the asset. See further disclosure regarding the asset retirement obligation at Note 9 - Asset Retirement Obligations.
Revenue Recognition
Oil and gas revenue is recognized when the product is sold to a purchaser, delivery has occurred, written evidence of an arrangement exists, pricing is fixed and determinable and collectability of the revenue is reasonably assured. As of December 31, 2017 and 2016, the Company had no significant imbalance asset or liability. The Company paid severance and production taxes of $57,146 and $98,061 for the years ended December 31, 2017 and 2016, respectively. Such amounts represent a direct reduction in revenue from oil and gas producing activities.
Cash and Cash Equivalents
For purposes of the statements of cash flows, the Company considers all highly liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents. Cash and cash equivalents totaled $935,170 and $2,116,011 at December 31, 2017 and 2016, respectively.
Cash Deposits
Cash deposits consist primarily of deposits made with regulatory agencies to satisfy financial assurance for regulated operations. There were no cash deposits at December 31, 2017 and 2016.
Accounts Receivable
Accounts receivable include amounts due from oil and gas purchasers and amounts due from joint working interest owners. Accounts receivable, accrued oil and gas sales, consist of accrued revenues due under normal trade terms, generally requiring payment within 30 days of production.
Accounts receivable, joint interest billings, consist of amounts from joint interest owners due within 30 days of invoice date. The Company’s allowance for doubtful accounts is determined based upon reviews of individual accounts, historical losses, existing economic conditions and other pertinent factors. The Company provides for probable uncollectible amounts through a charge to earnings and an increase to a valuation allowance, based on its assessment of the current status of individual accounts. The Company did not have an allowance for doubtful accounts as of December 31, 2017 or 2016, based on management’s expectation that all receivables would be collected.

Debt Issue Costs
Direct costs totaling $1,945,808 associated with the Company’s term loan and revolving credit facility were recognized during 2016 and are being amortized over the duration of the loan. Accumulated amortization was $1,629,239 and $340,318 for the years ended December 31, 2017 and 2016, respectively. The Company reported amortization expense of $1,293,332 and $403,375 for the years ended December 31, 2017 and 2016 and is included in interest expense in the accompanying consolidated statements of operations, respectively.
Due to the retroactive presentation of the new accounting standard described below for debt issuance costs, debt issuance costs of $316,569 and $1,605,490, are netted in secured term debt, net and secured revolving line of credit, net in the accompanying consolidated balance sheets as of December 31, 2017 and 2016, respectively.
Long Term Receivables
Long term receivables include amounts owed from a joint interest owner related to seismic costs that had been paid by the Company on behalf of the joint interest owner. This loan was paid off during 2017.
The outstanding balance bears interest at a rate of 9% per annum. The Company has recognized interest income on the outstanding balance in the amount $1,356 for the year ended December 31, 2016.
Environmental
The Company’s operations are subject to risks normally incident to the exploration for and the production of oil and gas, including blowouts, fires, and environmental risks such as oil spills or gas leaks that could expose the Company to liabilities associated with these risks.
In the Company’s acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. The Company maintains comprehensive insurance coverage that it believes is adequate to mitigate the risk of any adverse financial effects associated with these risks.
However, should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could still fall upon the Company. No claim has been made, nor is the Company aware of any liability which the Company may have, as it relates to any environmental cleanup, restoration, or the violation of any rules or regulations relating thereto.
In addition, the Company is subject to extensive regulation at the federal and state levels that may materially affect its operations.
Income Taxes
With the exception of Matrix Oil Management Corporation, the Company is not subject to income tax. Under the Internal Revenue Code, the taxable income or loss of partnerships will be included in the federal income tax returns filed by the partners. The partnerships will be treated as flow-through entities for income tax purposes.
As a result, the net taxable income or loss of the partnerships and any related tax credits, for federal income tax purposes, are deemed to pass to the partners and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no tax provision has been made in the financial statements of the partnerships since the income tax is an obligation of the partners.
In 2006, the State of Texas enacted the Texas Margin Tax Bill effective January l. 2008 for the tax year ended December 31, 2007. The Company did not record a tax provision related to the Texas Margin Tax for the year ended December 31, 2017 and 2016, due to the Company having no material taxable margin from operations in the State of Texas.

The State of California requires that entities organized in the State of California to pay a Minimum Franchise Tax whether the corporation is active, operates at a loss or does not have current business operations. At December 31, 2017 and 2016, the Company recorded $4,000 and $4,000, respectively in franchise tax expense levied by the State of California.
On January l. 2009, the Company implemented the provisions of FASB ASC Topic 740, Income Taxes, relating to accounting for uncertainties in income taxes. FASB ASC Topic 740 defines the accounting for uncertainties in income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the consolidated financial statements. ASC Topic 740 requires that the Company recognize in the consolidated financial statements the financial effects of a tax position, if that position is more likely than not of being sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position.
FASB ASC Topic 740 also provides guidance on measurement, classification, interest and penalties and disclosure. Tax positions taken related to the Company’s pass-through status and those taken in determining their state income tax liability, including deductibility of expenses, have been reviewed and management is of the opinion that material positions taken by the Company would more likely than not be sustained by examination. Accordingly, the Company has not recorded an income tax liability for uncertain tax positions. As of December 31, 2017, the Company’s tax years 2013 through 2016 remain subject to examination.
There was no significant amount of current tax, expense or benefit applicable to Matrix Oil Management Corporation during the years ended December 31, 2017 and 2016. In addition, there were no material deferred tax assets or liabilities applicable to Matrix Oil Management Corporation at December 31, 2017 and 2016.
Distributions
Distributions are made at the discretion of management. Stockholders’ equity will be adjusted as distributions are paid to the various stockholders and additional capital contributions are made by the stockholders, if any. No distributions were paid during the years ended December 31, 2017 or 2016. See Note 7 on Subordinate Notes Payable to Partners.
Significant Concentrations
The Company engages primarily in the oil and gas production and development business and performs ongoing credit evaluations of its customers’ financial condition and requires no collateral from its customers. The Company had sales to four customers which accounted for approximately 94% and 90% of oil and gas revenues and approximately 96% and 89% of oil and gas receivables for the years ended December 31, 2017 and 2016, respectively. The Company does not believe that the loss of a purchaser would have an adverse effect on the ability to sell its crude oil and gas production.
The Company regularly maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses with respect to the related risks to cash and cash equivalents and does not believe its exposure to such risk is more than nominal.
General and Administrative Expenses
Administrative overhead costs charged to third parties are included net in general and administration expenses and totaled $856,100 and $743,333 for the years ended December 31, 2017 and 2016, respectively.
Recently Issued Accounting Pronouncements
Recently Issued Accounting Pronouncements
The Company has reviewed the updates issued by the FASB during the year ended December 31, 2017.

ASU 2017-09: Compensation - S tock Compensation (Topic 718) - Scope of Modification Accounting - In May 2017, the FASB issued ASU 2017-09, which provides guidance about which changes to the terms or conditions of a share-based payment awarded require an entity to apply modification accounting. ASU 2017-09 is effective for interim and annual reporting periods beginning after December 15, 2017, with early adoption permitted. The amendments in ASU 2017-09 are to be applied prospectively to an award modified on or after the adoption date, consequently the impact will be dependent on the modification of any share-based payment awards and the nature of such modifications. The Company is currently evaluating the impact of the adoption of ASU 2017-09 on the Company’s financial statements.
In January 2017, the FASB issued an Accounting Standards Update (ASU) 2017-01, Business Combinations - Clarifying the Definition of a Business that clarifies the requirements needed for a transaction to be considered a business combination and establishes a practical way to determine when a transaction is not to be considered a business combination. The amendments in this ASU provide an initial screen to determine when an acquisition of an integrated set of assets and activities is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. If the screen is not met, the amendments in this ASU (1) require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) remove the evaluation of whether a market participant could replace missing elements. The ASU provides a framework to assist entities in evaluating whether both an input and a substantive process are present. The framework includes two sets of criteria to consider that depend on whether a set has outputs. Although outputs are not required for a set to be a business, outputs generally are a key element of a business; therefore, the Board has developed more stringent criteria for sets without outputs. Lastly, the amendments in this update narrow the definition of the term output so that the term is consistent with how outputs are described in Topic 606. The amendments will be applied prospectively and is effective for the periods beginning after December 31, 2017, including interim periods within those periods. Early application of the amendments is permitted.
The Company prospectively applied early adoption of this guidance in 2016. As a result, acquisitions of CRC assets are accounted for as asset purchases going forward. Refer to Note 3 for application of the new guidance.
In August 2017, the FASB issued an accounting standards update to amend the hedge accounting rules to simplify the application of hedge accounting guidance and better portray the economic results of risk management activities in the financial statements. The guidance expands the ability to hedge nonfinancial and financial risk components, reduces complexity in fair value hedges of interest rate risk, eliminates the requirement to separately measure and report hedge ineffectiveness, as well as eases certain hedge effectiveness assessment requirements. The guidance is effective beginning in 2019 with early adoption permitted. We are currently evaluating the impact of this guidance, including transition elections and required disclosures, on our financial statements and the timing of adoption. However, since we have not historically designated our commodity derivatives as hedges, we do not expect the adoption of this accounting standards update to have a material impact on our consolidated financial statements.
ASU 2016-09: Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. In March 2016, FASB issued ASU 2016-09 which amends several aspects of the accounting for share-based payment transactions including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption is permitted. If early adopted, an entity must adopt all of the amendments in the same period. The adoption of this guidance has no impact on our results of operations or cash flows.
ASU 2015-17: Income Taxes (Topic740) Balance Sheet Classification of Deferred Taxes - In November 2015, FASB issued ASU 2015-17 which eliminates the requirement to present deferred tax assets and liabilities as current and noncurrent amounts in a classified balance sheet. The new standard requires deferred tax assets and liabilities to be classified as noncurrent. The amendments in this update are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period and may be applied either prospectively or retrospectively to all periods presented. In 2016, the Company adopted Accounting Standards Update (ASU) 2015-17 and has classified all of its deferred tax assets and liabilities as noncurrent on its balance sheet. The adoption of this guidance has no impact on our results of operations or cash flows.

ASU 2016-01: Financial Instruments - Overall - Recognition and Measurement of Financial Assets and Financial Liabilities (Subtopic 825-10) In January 2016, FASB issued ASU 2016-01 which requires an entity to: (i) measure equity investments at fair value through net income, with certain exceptions; (ii) present in Other Comprehensive Income the changes in instrument-specific credit risk for financial liabilities measured using the fair value option; (iii) present financial assets and financial liabilities by measurement category and form of financial asset; (iv) calculate the fair value of financial instruments for disclosure purposes based on an exit price and; (v) assess a valuation allowance on deferred tax assets related to unrealized losses of AFS debt securities in combination with other deferred tax assets. The Update provides an election to subsequently measure certain nonmarketable equity investments at cost less any impairment and adjusted for certain observable price changes. The Update also requires a qualitative impairment assessment of such equity investments and amends certain fair value disclosure requirements. The new standard becomes effective for fiscal years beginning after December 15, 2017. Early adoption is only permitted for the provision related to instrument-specific credit risk and the fair value disclosure exemption provided to nonpublic entities. The Company is currently evaluating the effects of adopting ASU 2016-01 on its consolidated financial statements but the adoption is not expected to have a significant impact on the Company’s consolidated financial statements.
In August 2015, the FASB issued Accounting Standards Update (ASU) 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of Effective Date, which defers the effective date of ASU 2014-09 by one year. ASU 2014-09 is now effective for annual reporting periods beginning after December 15, 2018, including interim periods within annual reporting periods beginning after December 15, 2019. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. ASU 2014-09 may be applied using either a full retrospective approach, under which all years included in the financial statements will be presented under the revised guidance, or a modified retrospective approach, under which financial statements will be prepared under the revised guidance for the year of adoption, but not for prior years. Under the latter method, entities will recognize a cumulative catch-up adjustment to the opening balance of retained earnings at the effective date for contracts that still require performance by the entity, and disclose all line items in the year of adoption as if they were prepared under the old revenue guidance. The Company is currently evaluating the impact that this adoption will have on the consolidated financial statements. At this time, the Company has not determined the transition method that will be used.
In February 2016, FASB issued ASU 2016-02, Leases (Topic 842) which aims to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and requiring disclosure of key information about leasing agreements. Entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the effects of adopting ASU 2016-02 on its consolidated financial statements but the adoption is not expected to have a significant impact on the Company’s financial statements.
In April 2016, the FASB issued updated guidance which changes the presentation of debt issuance costs in the financial statements. Under this updated guidance, debt issuance costs are presented on the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs is reported as interest expense. The standards update is effective for interim and annual periods beginning after December 15, 2016. The Company adopted this standard update in 2016 retrospectively in all prior periods in the aforementioned consolidated financial statements.
In February 2017, the FASB issued an accounting standards update addressing the derecognition of nonfinancial assets. The guidance defines in substance nonfinancial assets, and states that the derecognition of business activities should be evaluated under the consolidation guidance, with limited exceptions related to conveyances of oil and gas mineral rights or contracts with customers. The standard eliminates the previous exclusion for businesses that are in-substance real estate, and eliminates some differences based on whether a transferred set is that of assets or a business and whether the transfer is to a joint venture. The standard must be adopted in conjunction with the adoption date of the revenue recognition accounting standards update, which we will adopt on January 1, 2018. We plan to adopt the new standard using the modified retrospective method and do not expect the application of this accounting standards update to have a material impact on our consolidated financial statements.

In January 2017, the FASB issued an accounting standards update which simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the new guidance, the recognition of an impairment charge is calculated based on the amount by which the carrying amount exceeds the reporting unit’s fair value, which could be different from the amount calculated under the current method using the implied fair value of the goodwill; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The guidance should be applied on a prospective basis and is effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017.
In November 2016, the FASB issued an accounting standards update requiring that the statement of cash flows explain the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. The change is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Retrospective application is required. We do not expect application of this accounting standards update to have a material impact on our statements of cash flows.
In October 2016, the FASB issued an accounting standards update that requires recognition of the income tax consequences of intra-entity transfers of assets other than inventory when the transfer occurs. The change is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The amendments in this accounting standards update should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. We do not expect application of this accounting standards update to have a material impact on our consolidated financial statements.
In August 2016, the FASB issued an accounting standards update related to the classification of certain cash flows. The accounting standards update provides specific guidance on eight cash flow classification issues, including debt prepayment or debt extinguishment costs, contingent consideration payments made after a business combination and distributions received from equity method investees, to reduce diversity in practice. The change is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Retrospective application is required. We do not expect application of this accounting standards update to have a material impact on our statements of cash flows.
In January 2016, the FASB issued an accounting standards update requiring unconsolidated equity investments, not accounted for under the equity method, to be measured at fair value with changes in fair value recognized in net income. The accounting standards update also amends the presentation and disclosure of financial instruments. The changes are effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2017. We do not expect application of this accounting standards update to have a material impact on our consolidated financial statements.
Reclassifications
Certain amounts previously reported may have been reclassified to conform to the current format.
Note 3. Acquisitions of Certain Oil and Gas Properties
On June 15, 2016, the Company executed a Purchase and Sale Agreement with California Resources Corporation (“CRC”) to purchase 50% of oil and gas assets and surface fees associated with the LA Basin located fields designated as East LA and Sansinena for $10.1 Million. The remaining 50% working interest of the two fields was acquired by one party with Matrix Investments LP in a joint venture and joint operating agreement.

Note 4. Fair Value Measurements
Effective January 1, 2013, the Company adopted FASB ASC Topic 820, Fair Value Measurements and Disclosures (ASC Topic 820), which establishes a framework for measuring fair value in generally accepted accounting principles, provided the definition of fair value within that framework, and requires disclosures about the use of fair value measurements.
ASC Topic 820 defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date.
ASC Topic 820 provides a framework for measuring fair value, establishes a three level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date and requires consideration of the counterparty’ s creditworthiness when valuing certain assets.
The three level fair value hierarchy for disclosure of fair value measurements defined by ASC Topic 820 is as follows:
Level 1 inputs: Unadjusted, quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 inputs: Inputs, other than quoted prices in active markets that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.
Level 3 inputs: Prices or valuations that require unobservable inputs that are both significant to the fair value measurement and unobservable. Valuation under level 3 generally involves a significant degree of judgment from management.
Fair Values - Recurring
The Company’s derivative contracts are carried at fair value under ASC Topic 820. The fair value is based upon independently sourced market parameters. The fair value is estimated using forward-looking price curves and discounted cash flows that are observable or that can be corroborated by observable market data and, therefore, are classified within Level 2 of the valuation hierarchy.
The following tables presents the fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of December 31, 2017 and 2016:
	Fair Value Measurement at December 31, 2017
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Commodity
derivatives – liability	$356,645	$-	$356,645	$-

	Fair Value Measurement at December 31, 2016
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Commodity
derivatives – liability	$396,714	$-	$396,714	$-

Fair Values- Non-recurring
The Company applies the provisions of the fair value measurement standard to its non-recurring, non-financial measurements including oil and natural gas property impairments and other long-lived asset impairments. These items are not measured at fair value on a recurring basis but are subject to fair value adjustments only in certain circumstances.
Note 5. Commodity Derivative Financial Instruments
Derivative transactions may take the form of zero cost collars and options indexed to NYMEX or other commodity price indices. Such derivative contracts will not exceed anticipated production volumes and are expected to have a reasonable correlation between price movements in the futures market and the spot markets where the Company’s production is marketed. These derivatives are indexed to NYMEX WTI (West Texas Intermediate) and Brent crude oil prices.
The following tables reflect the Company’s open commodity derivative contracts at December 31, 2017 and the associated volumes and corresponding reference pricing:
Delivery Period	Oil Barrels - Monthly	Hedge Instrument	Color Price Range

January 2018 – December 2018	4,000	Collar	$40.00 - $63.45
	3,000	Collar	$47.00 - $55.70

January 2018 – December 2019	3,000	Collar	$47.00 - $55.70

The collars above are constructed using Asian call and put options calculated on the average settlement price of the near month WTI NYMEX contract for each calendar month.
The Company has chosen not to designate the options as “hedges” and therefore they do not qualify for hedge accounting treatment under FASB ASC Topic 815. The Company has recorded the contracts at fair value with the related gains and losses recorded as revenues from oil and gas producing activities. The unrealized gain (loss) from derivative instruments related to the market-to-market changes in the fair value positions of the open derivative instruments as of December 31, 2017 and 2016 was $40,069 and ($499,364), respectively.
The (gain) loss impact of settled derivative instruments are recognized and included in oil and gas sales, net of ($50,022) and ($226,654) for the years ended December 31, 2017 and 2016, respectively.
The Company had a current liability reflecting the fair value of derivative instruments of $244,543 and a long-term liability of $112,102 as of December 31, 2017. The Company recognized a current liability of $314,178 and a long-term liability of $82,536 related to the estimated fair value of the derivative instruments as of December 31, 2016.

Note 6. Variable Interest Entities
VIEs are defined as entities with a level of invested equity that is not sufficient to fund future operations on a stand-alone basis, or whose equity holders lack certain characteristics of a controlling financial interest. For identified VIEs, an assessment must be made to determine which party to the VIE, if any, has both the power to direct the activities of the VIE that most significantly impacts the performance of the VIE and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.
Management performs an analysis of the Company’s variable interests to determine if those type interests are held in other entities. The analysis primarily is based on a qualitative review, but also includes quantitative considerations in evaluating the variable interests. Qualitative analyses are performed based on an evaluation of the design by the entity, its organizational structure, to include decision-making ability, and financial arrangements. When used to supplement qualitative analyses, quantitative analyses are based on the financial metrics of the entity.
Accounting principles generally accepted in the United States of America require reporting entities to consolidate VIEs when they have variable interests that provide a controlling financial interest in VIEs. Entities that consolidate VIEs are referred to as primary beneficiaries.
MOM was deemed to be the primary beneficiary of the Affiliates described in Note 2, which qualifies them as VIEs under FASB ASC Topic 810, Consolidations. MOM and the Affiliates jointly and severally guarantee various debt instruments, as discussed in Note 7, and are under common ownership. The Affiliates operate the assets of MOM and charge an administrative overhead fee to generate revenue.
The Affiliates were consolidated into MOM. Accordingly, the assets and liabilities and revenues and expenses of the Affiliates have been included in the accompanying consolidated financial statements as of and for the years ended December 31, 2017 and 2016 as follows:
	2017	2016

Assets	$4,434,028	$7,163,064
Liabilities	(10,920,281)	(6,350,687)
Revenues	95,978	215,541
Expenses	606,044	(65,380)

The liabilities of the Affiliates consolidated by MOM do not represent additional claims on MOM’s general assets; rather they represent claims against the specific assets of the VIE. Likewise, the assets of the VIE consolidated by MOM do not represent additional assets available to satisfy claims against MOM’s general assets.
MOM and its subsidiaries provide the financial support necessary to finance the operations of the VIEs, and are therefore required to consolidate the entities for financial reporting purposes.
Note 7.          Long- Term Debt
Secured Revolving Line of Credit
In conjunction with the Purchase and Sale Agreement on June 15, 2016, the Company entered into a term loan agreement with another third-party financial institution (Term Loan) for approximately $12.4 million. The uses of the term loan will be used for the approximately 50% working interest purchase of the oil and gas properties noted above in the Purchase and Sale Agreement, the payoff of the existing Credit Facility, payment of legal and other loan costs, and other working capital needs of the Company as defined in the loan agreement. The Term Loan matures June 15, 2018, is secured by the assets of the Company, and contains financial covenants commencing June 30, 2016 and thereafter, as defined in the term loan agreement. The Term Loan contains preferential payment requirements in advance of the amounts outstanding under the subordinated notes payable to partners, as defined in the term loan agreement.

The Term Loan Agreement between the Company and Arena Limited SPV, LLC calls for interest at the rate of nine percent (9%) plus the adjusted LIBOR Rate computed on a daily basis. The effective interest rate at December 31, 2017 and 2016 was 10.85% and 10.69%, respectively. Significant loan covenants of the Term Loan Agreement call for the Company to maintain a current ratio of one or greater and a declining borrowing base over a time schedule relative to PDP Reserves of the Company. The Loan balances as of December 31, 2017 and 2016 were $11,821,306 and $12,371,134, respectively. At December 31, 2017, the Company was in default of the current ratio covenant of the Term Loan Agreement. See Note 1, Liquidity.
The Company recognized $1,333,014 and $722,890 in interest expense for the years ended December 31, 2017 and 2016, respectively, of which $115,271and $0 were included in accrued liabilities.
Subordinated Notes Payable to Partners
On November 15, 2012, the Company entered into an Amended and Restated Credit Agreement (the Investor Note) with certain investors. Pursuant to the Amended and Restated Credit Agreement, the Company is allowed to borrow an aggregate amount not exceeding $1,850,000. The Company’s outstanding balance at December 31, 2015 was $1,850,000, respectively. Outstanding balances under the Amended and Restated Credit Agreement bear interest at a 6% per annum. Interest on the Amended and Restated Credit Agreement is payable at maturity, as determined by the lenders, and all outstanding principal amounts are due at maturity. The Amended and Restated Credit Agreement matured on November 15, 2017.
On December 31, 2015, the Company entered into a Subordinated Note Purchase Agreement (Note Agreement) with certain partners of the Company pursuant to the Credit Facility amendment in December 2015. The amount outstanding under the Note Agreement at December 31, 2015 was $15,000,000. Outstanding balances under the Note Agreement bear interest at 8% per annum, compounded quarterly. Interest on the Note Agreement is payable quarterly, subject to the terms and conditions defined in the Note Agreement.
The Company recognized $0 and $111,000 in non-cash interest expense for the years ended December 31, 2017 and 2016, respectively, of which accrued but unpaid interest on the subordinated notes was $458,293 and $458,293, and included in accrued liabilities at December 31, 2017 and 2016, respectively.
Effective December 30, 2016, the Subordinated Notes in the amounts of $15,000,000 and $1,850,000 were converted into Class B Equity, as well as contributions in the amounts of $3,274,000.
Note 8. Commitments and Contingencies
Operating Leases
The Company leases office facilities on a month-to-month term. in which termination is based upon sixty days written notice by either party. Lease expense during the year ending December 31, 2017 and 2016 was $136,899 and $104,457, respectively.
Environmental and Legal
During 2011 and 2012, special interest groups had filed three cases to oppose the Matrix Whittier Main Drilling Project by filings against the City of Whittier and Los Angeles County related to the issuance of the Company’s development permit (Conditional Use Permit issued by the City of Whittier) for the Whittier Main Drilling Project. During 2012 and 2013 the cases were resolved via settlement. There are three settlement agreements, a master settlement between all parties, a confidential attorneys’ fees settlement agreement and a final settlement between the petitioners and the City of Whittier and Los Angeles County. Currently, appeal proceedings are in process regarding the settlements, with hearings scheduled in the latter part of 2016. Currently, the Company’s development plans for the Whittier Main are on hold until the Company and the City of Whittier agree upon a new lease.

As of December 31, 2017 there are no known environmental or other regulatory matters related to the Company’s operations that are reasonably expected to result in a material liability to the Company.
Compliance with environmental laws and regulations has not had, and is not expected to have, a material adverse effect on the Company’s financial position, results of operations or cash flows.
Since the Company’s major products are commodities, changes in the prices of oil and gas could have a significant impact on the Company’s results of operations in any particular year. The Company’s liquidity is dependent on its operating performance, which is closely related to market conditions in the oil and gas industry, and its source of financing.
In the event that market conditions deteriorate, causing a decrease in operating profits, and the Company is unable to secure additional financing sources to fund its operations, additional development of oil and gas properties and other activities may be curtailed.
Note 9. Asset Retirement Obligation
The Company has asset retirement obligations associated with the future plugging and abandonment of proved properties and related facilities. Under the provisions of FASB ASC Topic 410, Asset Retirement and Environmental Obligations, the fair value of a liability for an asset retirement obligation is recorded in the period in which it is incurred with a corresponding increase in the carrying amount of the related long- lived asset.
The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.
The Company has no assets that are legally restricted for purposes of settling asset retirement obligations. The following table summarizes the Company’s asset retirement obligation transactions recorded in accordance with the provisions of FASB ASC Topic 410 during the years ended December 31, 2017 and 2016:
	2017	2016

Beginning asset retirement obligations	$1,288,867	$482,935
Liabilities incurred	5,715	867,899
Accretion expense	123,715	71,093
Changes in asset retirement obligations net liabilities recorded	(5,603)	(133,060)

	$1,412,694	$1,288,867

Note 10. Subsequent Events
The Company evaluated all events and transactions that occurred after December 31, 2017 and through April 27, 2018, the date the consolidated financial statements were available to be issued. No events occurred that warrant disclosure in the consolidated financial statements except as listed below.

On March 7, 2018, Royale Energy Holdings, Inc. (“New Royale”), Royale Energy, Inc. (“Royale”), and Matrix Oil Management Corporation (“Matrix”) and its affiliates were notified by the California Secretary of State of the filing and acceptance of agreements of merger by the California Secretary of State, to complete the previously announced merger between the companies (the “Merger”). In the Merger, Royale was merged into a newly formed subsidiary of Royale Energy Holdings, Inc., a Delaware corporation (“New Royale”) , and Matrix was merged into a second newly formed subsidiary of New Royale pursuant to the Amended and Restated Agreement and Plan of Merger among Royale, New Royale, Royale Merger Sub, Inc., (“Royale Merger Sub”), Matrix Merger Sub, Inc., (“Matrix Merger Sub”) and Matrix (the “Merger Agreement”). Additionally, in connection with the merger, all limited partnership interest of two limited partnership affiliates of Matrix (Matrix Permian Investments, LP, and Matrix Las Cienegas Limited Partnership), were exchanged for New Royale common stock using conversion ratios according to the relative values of each partnership. All Class A limited partnership interests of another Matrix affiliate, Matrix Investments, LP (“Matrix Investments”) were exchanged for New Royale Common stock using conversion ratios according to the relative value of the Class A limited partnership interests, and $20,124,000 of Matrix Investments preferred limited partnership interests were converted into 2,012,400 shares of Series B Convertible Preferred Stock of New Royale. Another Matrix affiliate, Matrix Oil Corporation (“Matrix Operator”), was acquired by New Royale by exchanging New Royale common stock for the outstanding common stock of Matrix Oil Corporation using a conversion ratio according to the relative value of the Matrix Oil Corporation common stock. Matrix, Matrix Oil Corporation and the three limited partnership affiliates of Matrix called the “Matrix Entities.”
The Merger had been previously approved by the respective holders of all outstanding capital stock of Royale, Matrix, New Royale, Matrix Merger Sub and Royale Merger Sub on November 16, 2017, as previously reported in a Current Report on Form 8-K filed by Royale dated November 16, 2017. This Current Report on Form 8-K (the “Current Report”) describes the actions of the companies that were taken to complete the Merger.
On April 13, 2018, Royale Energy, Inc. (“Royale”) , and two of Royale’s subsidiaries, Royale Energy Funds, Inc. (“REF”) , and Matrix Oil Management Corporation (“Matrix”), consummated the second part of the previously announced Subscription and Contribution Agreement [the “Contribution Agreement”) with RMX Resources, LLC (“RMX”) , CIC RMX LP (“CIC”) , and entered into certain other agreements contemplated therein (the “Transaction”). The Contribution Agreement provided that Royale, REF and Matrix will contribute certain assets to RMX Resources, LLC (“RMX”), a newly formed Texas limited liability company. In exchange for its contributed assets, Royale received a 20% equity interest in RMX, an equity performance incentive interest and up to $20.0 million to pay off Matrix’s current senior lender, Arena Limited SPV, LLC, in full, and to pay REF, Matrix and Royale’s trade payables and other outstanding obligations. CIC contributed an aggregate of $25.0 million in cash to RMX in exchange for (i) an 80% equity interest in RMX, with preferred distributions until certain thresholds are met, [ii) a warrant (“Warrant”) to acquire up to 4,000,000 shares of Royale’s common stock at an exercise price of $0.01 per share and registration rights pursuant to a Registration Rights Agreement “Registration Rights Agreement”).
The Contribution Agreement contemplated a two-step closing and funding, with the First Closing consummated on April 4, 2018 and the Second Closing consummated on April 13, 2018.
Letter Agreement
In connection with the Second Closing, the parties entered into a letter agreement related to the preliminary Settlement Statement process. The parties agreed that, in lieu of the payment originally contemplated under Section 1.6(v) of the Contribution Agreement, the Royale Parties would receive the sum of $4,000,000, subject to adjustment. The $4,000,000 delivered at the Second Closing was an advance against amounts due the Royale Parties as Purchase Price, and the advance was subject to further adjustment in accordance with the Contribution Agreement. In addition, the Royal Parties acknowledged that RMX and CIC retained all rights to pursue any claims for indemnification that may arise from breaches with respect to the matters described therein. The foregoing description of the Letter Agreement is only a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Letter Agreement, a copy of which is filed as Exhibit 2.1 to the Form 8-K filed by Royale on April 17, 2018.